EXHIBIT 19.1
As Amended and Restated October 30, 2023

ROBERT HALF INC.

POLICY ON COMPLIANCE WITH SECURITIES LAWS

The purchase or sale of securities while aware of material nonpublic information regarding the Company, and the disclosure of material nonpublic information to others who then trade in the Company’s securities, are prohibited by the federal securities laws.
The Company’s Board of Directors has adopted this Policy both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws.
This Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company. We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged.
The Consequences
Insider trading violations are pursued vigorously by the Securities and Exchange Commission and the United States Department of Justice and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who engage in insider trading, or who tip inside information to others, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Company personnel.
The consequences of an insider trading violation can be severe:

Company personnel who trade on inside information, or who provide insider information to others, are potentially subject to the following penalties:
▪a civil penalty of up to three times the profit gained or loss avoided;
▪a criminal fine of up to $5,000,000, no matter how small the profit; and
▪a jail term of up to twenty years.
An employee who tips information to a person who then trades is subject to the same penalties as the tippee, even if the employee did not trade and did not profit from the tippee’s trading.

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The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:
▪a civil penalty of up to $2,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation; and
▪a criminal penalty of up to $25,000,000 dollars.
An employee’s failure to comply with the Company’s insider trading policy may also subject the employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Any violation of law, or even an SEC investigation that does not result in prosecution, can tarnish an employee’s reputation and irreparably damage his or her career.
Policy

It is the Company’s policy that no director, officer, employee, contractor, or consultant of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities:
▪“trade” securities of the Company, other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1(c), or engage in any other action to take personal advantage of that information; or
▪pass that information on to others outside the Company, including family and friends, or make investment recommendations to any person on the basis of such information.

For the purposes of this Policy, the term “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including market option exercises, sales of stock acquired upon the exercise of options, trades made under an employee benefit plan such as a 401(k) plan, and gifts.

For the avoidance of doubt, transactions in publicly-traded mutual funds that are invested in Company securities are not transactions subject to this Policy.
Company Transactions. The Company is committed to observing all applicable laws and regulations. It is the Company’s policy to have the General Counsel (or his or her designee) in consultation with the Chief Financial Officer assesses any potential transactions involving Company securities in which the Company may engage so that such transactions will comply with all applicable securities laws and regulations, including, without limitation, those relating to the offering or repurchase of Company securities.

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell the Company’s securities.
Any information that could be expected to affect the price of the Company’s securities, whether it is positive or negative, should be considered material.

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Some examples of information that ordinarily would be regarded as material are:
▪projections of future earnings or losses, or other earnings guidance;
▪changes to, or reaffirmations of, previously announced projections or earnings guidance or the decision to suspend earnings guidance;
▪earnings that are inconsistent with the consensus expectations of the investment community;
▪consolidated financial results, such as revenue or earnings;
▪a pending or proposed merger, acquisition, strategic transaction, or tender offer;
▪a pending or proposed acquisition or disposition of a significant asset;
▪a change in dividend policy, the declaration of a stock split, or an offering of additional securities;
▪new or changed plans with respect to the repurchase of Company securities or a large accelerated repurchase of Company securities;
▪a change in executive management;
▪development of a significant new product or process;
▪significant cybersecurity risk or incidents concerning the Company or its confidential data;
▪significant pending or threatened regulatory investigation or action, or the resolution of such investigation or action;
▪bank borrowings other than financing transactions in the ordinary course;
▪impending bankruptcy or the existence of severe liquidity problems; and
▪the gain or loss of a significant customer or supplier.
When Information is Considered Public. If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace – such as by press release or an SEC filing – and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information is not considered fully absorbed by the marketplace until after one complete trading day has occurred since the information was released in a manner designed to reach investors generally. If, for example, the Company releases earnings after the close of trading on Monday, you should not trade in the Company’s securities until Wednesday.
Information that is only available only to the Company’s employees, contractors, or consultant employees, only available to a select group of analysts, brokers and institutional investors, or only available through private social media accounts should not be considered

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public information. In addition, undisclosed information that is the subject of rumors, even widely circulated rumors in the media, should be treated as nonpublic information.
Transactions by Family Members and Other Persons. The Company’s insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, any family members or other individuals who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents, children, or friends who consult with you before they trade in Company securities, and any trusts, companies, or other entities that you or such other individuals control. You are responsible for the transactions of these other individuals and entities and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

No Exception for Emergencies. Transactions that may be necessary or justifiable for independent reasons – such as the need to raise money for an emergency expenditure – are not excepted from the Company’s policy. The securities laws do not recognize these types of mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Information Regarding Other Companies. It is the Company’s policy that no director, officer or employee of the Company who, in the course of working for the Company, learns of material nonpublic information about another firm with which the Company does business, including a customer or supplier of the Company, or another firm involved in a potential transaction or business with the Company, may trade in that firm’s securities, or pass such information on to others for the purpose of trading or giving investment advice, until the information becomes public or is no longer material.
Fair Disclosure of Information to Others. Regulation FD (Fair Disclosure) is a Securities and Exchange Commission rule that requires fair disclosure of information about publicly- traded companies. The Company is required under Regulation FD to avoid selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You may also not discuss confidential or material nonpublic information about the Company or its business on social media or other internet-based forums.
20/20 Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
Transactions under Company Plans
The Company’s insider trading policy does not apply to the exercise of employee stock options, although it does apply to the sale of the underlying shares. Nor does it apply to the surrender of shares to the Company to pay the exercise price of an option or to satisfy tax

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withholding requirements with respect to an exercise or vesting of an equity award granted by the Company. The Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or taxes due in connection with the vesting or exercise of equity awards granted by the Company. Notwithstanding the foregoing, the Policy does apply to any voluntary election with respect to the satisfaction of an exercise price or tax withholding requirements, including any exercise of discretion by the securityholder with respect to the amount of securities sold to satisfy tax obligations.
Additional Prohibited Transactions
The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that directors, officers and other employees may not engage in any of the following transactions:

Short-term Trading. Short-term trading of the Company’s securities may be distracting and may result in an undue focus on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase.

Short Sales. Short sales of the Company’s securities reflect an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller lacks confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy.
Publicly Traded Options. A transaction in publicly traded options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director, officer or employee is trading based on inside information. Transactions in publicly traded options also may focus attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Options granted by the Company under its benefit plans are not publicly traded options, and are therefore not subject to this prohibition.)
Hedging. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own the Company’s stock but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in hedging transactions.
Pledged Securities and Margin Accounts. Directors, officers and employees are prohibited from pledging Company stock as collateral for a loan or holding Company securities in an account in which any securities of any company are held on margin. This prohibition is

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due to the possibility that securities pledged as collateral for a loan may be sold in foreclosure if you default on the loan. Similarly, securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Because these sales may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in the Company’s stock.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when you are in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration, terminated immediately should the person acquire material nonpublic information, and should otherwise comply with the applicable restrictions and procedures outlined in “Trading Window Procedures for Certain Persons” below.
Trading Window Procedures for Certain Persons
This section imposes additional requirements on certain persons in the Company who may have access to material nonpublic information as part of their ordinary course roles and responsibilities (“Restricted Persons”). For purposes of this Policy, Restricted Persons are defined as follows:
•members of the Company’s Board of Directors;
•the Company’s “officers” (as defined by Rule 16a-1(f) under the Exchange Act of 1934, as amended, and, together with the members of the Company’s Board of Directors, the “Section 16 Insiders”);
•those employees who, by the nature of their jobs, can be assumed to have access to material nonpublic information;

•such other employees as are designated from time to time by executive management of the Company; and

•the household and immediate family members of such persons, and trusts, companies and other entities controlled by any of such persons.
Pre-Clearance Procedures.
Each of the Company’s Section 16 Insiders (as defined above), and their Related Parties must pre-clear all transactions in Company securities with the General Counsel’s Office, except for transactions conducted pursuant to a previously approved Trading Plan (as defined below). Approval will only be granted during open trading windows when the General Counsel’s Office determines that the person requesting approval does not possess material nonpublic information. Pre-cleared transactions may only be performed during the open trading window in which approval was granted and within two business days from the date of approval. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

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The General Counsel (or his or her designee) may require greater time to review any pre-clearance request to trade Company securities within four business days before or after the Company announces a securities repurchase plan or program. Such pre-clearance request may not be approved.
Pre-clearance does not constitute legal advice. Individuals should consult with their own counsel concerning any trades or transactions – the Company does not assume any liability with regard to any trades or transactions, including pre-cleared trades or transactions or any liability arising as a result of any pre-clearance denial.
Window and Blackout Periods. The Company has established four regular “windows” of time during the fiscal year during which requests by Restricted Persons for transactions involving the Company’s securities may be approved by the General Counsel (or his or her designee) and performed (“Window Periods”). Each Window Period begins with the second trading day on the New York Stock Exchange after the day on which the Company makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or year. That same Window Period closes at the close of trading on the last trading day that is twenty-five (25) trading days following the opening of such Window Period. After the close of the Window Period, Restricted Persons may not trade the Company’s securities. From time to time, the Company may determine that the Window Period shall not begin until the second trading day after the day the Company files its Quarterly Report on Form 10-Q with respect to the most recently completed fiscal quarter or Annual Report on Form 10-K with respect to the fourth fiscal quarter if it determines that the earnings release for the period does not disclose all material nonpublic information known to the Company. The prohibition against trading while aware of, or tipping of, material nonpublic information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending you may not trade in the Company’s securities. You should consult the Legal Department whenever you are in doubt.

From time to time, the Company may notify Restricted Persons and/or other specified employees that an additional blackout period (a “Special Blackout Period”) is in effect in view of significant events or developments involving the Company. These Special Blackout Periods may occur during a regular Window Period and may include persons not generally designated as Restricted Persons. In case of a Special Blackout Period, no designated person may purchase or sell any securities of the Company during such Special Blackout Period or inform anyone else that a Special Blackout Period is in effect.
The Company will deliver an e-mail (or other communication) notifying all Restricted Persons when Window Periods will begin and end. In the case of a Special Blackout Period, the Company will notify the persons affected by e-mail (or other communication) when the Special Blackout Period begins and when it ends. The Company’s delivery or non-delivery of these e- mails (or other communications) does not relieve any Restricted Person of the obligation to trade in securities of the Company only in full compliance with this Policy.
Those subject to the Window Periods, a Special Blackout Period, or the restrictions described above with respect to transactions within four business days of the announcement of a securities repurchase plan or program may request an exemption from such periods if they are not in possession of material nonpublic information and are not otherwise prohibited from

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trading pursuant to the Company’s insider trading policy. Such exemptions are granted infrequently and only in exceptional circumstances. Any request for an exemption should be made to the General Counsel.
10b5-1 Trading Plans
The prohibitions on trading and pre-clearance procedures for trading contained in this Policy will not apply to trades made pursuant to a trading plan (a “Trading Plan”) adopted and operated in compliance with Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided such Trading Plan or amendment thereto, meets the guidelines set forth on Schedule A to this Policy.
Administration of the Policy
The General Counsel and other individuals designated by the General Counsel will administer this Policy. All determinations and interpretations by the General Counsel (or his or her designee) are final and not subject to further review.

Post-Termination Transactions

This Policy continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may contact the Company’s General Counsel. ]. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with each individual and any action on the part of the Company, the General Counsel or any other employee or board member pursuant to this Policy (or otherwise), including but not limited to any pre-clearance, does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
If any questions arise regarding specific transactions (such as in implementing a Trading Plan or transacting in Company securities), an individual should also consult with their own legal counsel. Each individual is responsible for assessing whether they are in possession of material nonpublic information at the time of a trade and must not trade if they are in possession of such information.
Communication
Management shall communicate this Policy to employees on an annual basis.

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Robert Half International Inc.
Policy On Compliance With Securities Laws
Schedule A
Rule 10b5-1 Trading Plan Guidelines
All Trading Plans must satisfy the requirements set forth in these Guidelines and Rule 10b5-1(c) under the Exchange Act. A Trading Plan pre-clearance request should be submitted to the General Counsel (or his or her designee) at least two business days prior to entry into a Trading Plan. The General Counsel (or his or her designee) is under no obligation to approve a Trading Plan and may determine not to permit the plan. Any approved pre-clearance expires five business days following approval, or earlier upon possession of material nonpublic information or revocation of the pre-clearance by the General Counsel (or his or her designee). If a request for pre-clearance of a proposed Trading Plan is denied, the requestor may not enter into such plan or inform any other person of the restriction.

The following guidelines apply to all Trading Plans:

1.The Trading Plan must be in writing.
2.The Trading Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information.
3.Once the Trading Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.
4.The Trading Plan must either specify the amount, pricing and timing of transactions in advance (or include a formula for determining such information) or delegate discretion on these matters to an independent third party.
5.The Trading Plan must be submitted to the Company for review by the Company and pre-cleared by the General Counsel (or his or her designee) prior to its adoption.

6.The Trading Plan must include a representation that, as of the date of adoption of the Plan, the person adopting the Plan (a) is not aware of any material nonpublic information about the Company or its securities; and (b) is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of SEC Rule 10b-5.

7.The Trading Plan may only be adopted or modified during a Window Period unless approved by the General Counsel (or his or her designee) in limited circumstances consistent with the Robert Half Inc. Policy on Compliance with Securities Laws and may not be adopted or modified while in possession of material nonpublic information.

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8.The Trading Plan must comply with Rule 10b5-1(c)’s provisions (taking into account any applicable SEC interpretations thereunder) that (a) impose a limit of one Trading Plan every twelve months that is designed to be executed a single trade; and (b) permit a person to have only a single Trading Plan active at any time, subject to limited exceptions, including for certain “sell-to-cover” plans to satisfy required tax withholding obligations. It is permissible for an individual to adopt a second Trading Plan while having an active Trading Plan in place so long as the second plan cannot commence trading until all trades under the earlier plan have been executed or the prior Trading Plan has expired.
9.Trades can commence at the beginning of the trading day on the 31st day following the Plan’s adoption, except for Section 16 Insiders (as defined in this Policy.).
10. Any substantive modification of a Trading Plan (e.g., a modification that affects the amount, price, or timing of transactions under the Trading Plan) is treated as a termination of such Trading Plan. Transactions under that Trading Plan must cease and a new cooling-off period must elapse before trading can resume. Non-substantive modifications (e.g., a change in account information) may take effect immediately without triggering a new cooling-off period.
11.Terminations of Trading Plans are strongly discouraged because they may be interpreted by the SEC as that evidence of abuse of the rule or bad faith and undermine an individual’s ability to rely on the protection afforded by Rule 10b5-1(c).

12.The Trading Plan must satisfy all applicable laws and regulations.

Additional Guidelines for Section 16 Insiders:

1.Section 16 Insider’s brokers must notify the General Counsel or his or her designee on the day of the execution of each transaction under the trading plan.
2.Trades may commence at the beginning of the trading day on the later of (a) the 91st day after adoption of the Plan or (b) the third business day following the filing date of the Form 10-Q for the fiscal quarter during which the Plan was adopted (or the Form 10-K if during the fourth quarter), subject to a maximum of 120 days after adoption.

3.SEC rules require the Company to publicly disclose some of the terms of a Trading Plan adopted by Section 16 Insiders
4. The approval or adoption of a pre-planned selling program in no way reduces or eliminates the Section 16 Insider’s obligations under Section 16 of the Exchange Act, including the disclosure and short-swing trading liabilities thereunder.

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Neither these Guidelines nor pre-clearance of a Trading Plan shall constitute legal advice. Individuals should consult with their own counsel concerning Trading Plans and their compliance with the requirements of Rule 10b5-1(c). The Company does not assume any liability with regard to any transactions conducted pursuant to a Trading Plan or any liability arising as a result of any failure by the Company to approve a Trading Plan.